EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 6, 2021, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2021 Earnings
May 6, 2021, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2021 (“2021 Quarter”). Total revenue for the 2021 Quarter increased to $58.7 million from $56.9 million for the quarter ended March 31, 2020 (“2020 Quarter”). Net income decreased to $12.8 million for the 2021 Quarter from $16.8 million for the 2020 Quarter. The Waycroft mixed-use development opened in April 2020 and, as of May 4, 2021, applications have been received for 485 residential leases, approximately 99% of the available units, and 478 units were occupied. Concurrent with the opening in April 2020, interest, real estate taxes and all other costs associated with the residential portion of the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2020 Quarter, net income for the 2021 Quarter was adversely impacted by $2.0 million due to the initial operations of The Waycroft. Net income also decreased from the 2020 Quarter due to higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.0 million) and lower lease termination fees ($0.3 million). Net income available to common stockholders decreased to $7.5 million ($0.32 per diluted share) for the 2021 Quarter from $10.5 million ($0.45 per diluted share) for the 2020 Quarter.
    Same property revenue decreased $1.4 million (2.4%) and same property operating income decreased $2.2 million (5.2%) for the 2021 Quarter compared to the 2020 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of lease costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2021 Quarter totaled $32.4 million, a $0.3 million decrease from the 2020 Quarter. Mixed-Use same property operating income totaled $8.2 million, a $1.9 million decrease from the 2020 Quarter. The decrease in Shopping Center same property operating income was primarily the result of (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.6 million), (b) lower lease termination fees ($0.2 million) and (c) lower other property revenues ($0.1 million), partially offset by (d) higher base rent ($0.7 million). The decrease in Mixed-Use same property operating income was primarily the result of (a) lower base rent ($1.2 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.4 million) and (c) lower lease termination fees ($0.2 million). Reconciliations of (a) property revenue to same property revenue and (b) net income to same property income are attached to this press release.
    As of March 31, 2021, 92.2% of the commercial portfolio was leased, compared to 95.3% at March 31, 2020. On a same property basis, 92.2% of the commercial portfolio was leased as of March 31, 2021, compared to 96.3% at March 31, 2020. As of March 31, 2021, the residential portfolio was 96.9% leased compared to 96.7% at March 31, 2020.
    Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $22.7 million ($0.72 and $0.71 per basic and diluted share, respectively) in the 2021 Quarter compared to $25.3 million ($0.81 per basic and diluted share) in the 2020 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The decrease in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.0 million), (b) lower base rent, exclusive of The Waycroft ($0.6 million), (c) lower lease termination fees ($0.3 million) and (d) initial operations of The Waycroft ($0.3 million).
    On March 11, 2020, the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.

www.SaulCenters.com

    The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. Experts predict that the COVID-19 pandemic will trigger a period of global economic slowdown or a global recession. COVID-19 could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
    While the Company’s grocery store, pharmacy, bank and home improvement store tenants generally remain open, restaurants are operating with limited indoor seating, supplemented with delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses are re-opening with limited customer capacity depending on location. As of May 4, 2021, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 96% for the 2021 Quarter. The Company is generally not charging late fees or delinquent interest on past due payments and, in many cases, rent deferral agreements have been negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 1, Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
    The following is a summary of the Company's consolidated total collections of first quarter and April 2021 rent billings, including minimum rent, operating expense recoveries, and real estate tax reimbursements as of May 4, 2021:
2021 first quarter
•96% of 2021 first quarter total billings has been paid by our tenants.
▪95% of retail
▪97% of office
▪99% of residential
▪Additionally, rent deferral agreements comprising approximately 0.2% of 2021 first quarter total billings have been executed (or 5% of the total unpaid balance) none of which are with anchor/national tenants. The executed deferrals typically cover three months of rent and are generally scheduled to be paid during 2021 and 2022. As a condition to granted rent deferrals, we have sought, and in some cases received, extended lease terms, or waivers of certain adjacent use or common area restrictions.
    April 2021
▪93% of April 2021 total billings has been paid by our tenants.
▪91% of retail
▪94% of office
▪99% of residential
▪Additionally, rent deferral agreements comprising less than 0.1% of April total billings have been executed, none of which are with anchor/national tenants. These deferrals are structured similarly to the first quarter deferrals.
    Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period. As of May 4, 2021, of the deferred rents that have come due, approximately 92% has been paid.
    With cash balances of over $10.0 million and borrowing capacity of approximately $212.8 million on April 30, 2021, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.

www.SaulCenters.com

    Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2020 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2020 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2021	December 31, 2020
Assets
Real estate investments
Land	$513,074	$511,482
Buildings and equipment	1,555,731	1,543,837
Construction in progress	151,699	69,477
	2,220,504	2,124,796
Accumulated depreciation	(617,984)	(607,706)
	1,602,520	1,517,090
Cash and cash equivalents	14,554	26,856
Accounts receivable and accrued income, net	62,645	64,917
Deferred leasing costs, net	26,169	26,872
Finance lease right-of-use asset	19,362	—
Other assets	9,006	9,837
Total assets	$1,734,256	$1,645,572
Liabilities
Notes payable	$814,268	$827,603
Construction loan payable	146,551	144,607
Revolving credit facility payable	103,548	103,913
Term loan facility payable	74,816	74,791
Accounts payable, accrued expenses and other liabilities	27,464	24,384
Deferred income	24,812	23,293
Dividends and distributions payable	19,510	19,448
Finance lease liability	19,425	—
Total liabilities	1,230,394	1,218,039
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,573,804 and 23,476,626 shares issued and outstanding, respectively	236	235
Additional paid-in capital	423,787	420,625
Partnership units in escrow	79,300	—
Distributions in excess of accumulated net income	(246,559)	(241,535)
Total Saul Centers, Inc. equity	441,764	364,325
Noncontrolling interests	62,098	63,208
Total equity	503,862	427,533
Total liabilities and equity	$1,734,256	$1,645,572
The Notes to Financial Statements are an integral part of these statements.

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	(unaudited)
Rental revenue	$57,756	$55,415
Other	968	1,528
Total revenue	58,724	56,943
Expenses
Property operating expenses	8,686	7,036
Real estate taxes	7,829	7,153
Interest expense, net and amortization of deferred debt costs	11,988	9,594
Depreciation and amortization of lease costs	12,748	11,281
General and administrative	4,678	5,050
Total expenses	45,929	40,114
Net Income	12,795	16,829
Noncontrolling interests
Income attributable to noncontrolling interests	(2,533)	(3,565)
Net income attributable to Saul Centers, Inc.	10,262	13,264
Preferred stock dividends	(2,798)	(2,798)
Net income available to common stockholders	$7,464	$10,466
Per share net income available to common stockholders
Basic and diluted	$0.32	$0.45

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2021	2020
Net income	$12,795	$16,829
Add:
Real estate depreciation and amortization	12,748	11,281
FFO	25,543	28,110
Subtract:
Preferred stock dividends	(2,798)	(2,798)
FFO available to common stockholders and noncontrolling interests	$22,745	$25,312
Weighted average shares and units:
Basic	31,493	31,192
Diluted (2)	31,965	31,196
Basic FFO per share available to common stockholders and noncontrolling interests	$0.72	$0.81
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.71	$0.81

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that are currently held in escrow related to the contribution of Twinbrook Quarter to the Company by the B. F. Saul Real Estate Investment Trust. The units will remain in escrow until the conditions of the Contribution Agreement, as amended, are satisfied.

Reconciliation of revenue to same property revenue (3)
(in thousands)	Three months ended March 31,
	2021	2020
	(unaudited)
Total revenue	$58,724	$56,943
Less: Acquisitions, dispositions and development properties	(3,173)	—
Total same property revenue	$55,551	$56,943

Shopping Centers	$42,444	$41,571
Mixed-Use properties	13,107	15,372
Total same property revenue	$55,551	$56,943

Total Shopping Center revenue	$42,444	$41,571
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center revenue	$42,444	$41,571

Total Mixed-Use property revenue	$16,280	$15,372
Less: Mixed-Use acquisitions, dispositions and development properties	(3,173)	—
Total same Mixed-Use property revenue	$13,107	$15,372

(3)     Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended March 31,
(In thousands)	2021	2020
	(unaudited)
Net income	$12,795	$16,829
Add: Interest expense, net and amortization of deferred debt costs	11,988	9,594
Add: Depreciation and amortization of lease costs	12,748	11,281
Add: General and administrative	4,678	5,050
Property operating income	42,209	42,754
Less: Acquisitions, dispositions and development properties	(1,676)	—
Total same property operating income	$40,533	$42,754

Shopping Centers	$32,367	$32,649
Mixed-Use properties	8,166	10,105
Total same property operating income	$40,533	$42,754

Shopping Center operating income	$32,367	$32,649
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center operating income	$32,367	$32,649

Mixed-Use property operating income	$9,842	$10,105
Less: Mixed-Use acquisitions, dispositions and development properties	(1,676)	—
Total same Mixed-Use property operating income	$8,166	10,105

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.